UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2008

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 14, 2008, Horizon Bancorp’s (“Horizon”) Board of Directors approved a transition plan for its Chief Financial Officer (“CFO”), James H. Foglesong. The plan calls for Mr. Foglesong to continue to serve as Horizon’s CFO until December 31, 2008. Beginning January 1, 2009, Mr. Foglesong will assume the role as Horizon’s internal auditor until he retires at the age of 65 in August 2010. Mr. Foglesong’s Change in Control Agreement, entered into on January 29, 2001, will be amended to reflect his change in position.

Effective January 1, 2009, Mark E. Secor, age 42, will assume the duties as Horizon’s Chief Financial Officer. Mr. Secor is a certified public accountant and has over ten years of public accounting experience with a focus on financial institutions. Mr. Secor joined Horizon’s wholly owned subsidiary, Horizon Bank, N.A., in June 2007 as Chief Investment and Asset Liability Manager. Mr. Secor will hold this position until assuming the duties of CFO on January 1, 2009.

Prior to joining Horizon Bank, Mr. Secor worked from 2004 through February 2007 as CFO of St. Joseph Capital Corporation in Mishawaka, Indiana. From 1993 until joining St. Joseph Capital Corp., Mr. Secor was employed by Crowe Chizek and Company where he rose to the position of Audit Engagement Senior Manager for the Financial Institutions Group.

Mr. Secor has a Change in Control Agreement with Horizon Bank, N.A. This Agreement was entered into on August 28, 2007 and is for a term of one year after a Change in Control. If, following a change in control, Mr. Secor is terminated by the Company without Cause or he terminates his employment for Good Reason during the term of this Agreement, he will be paid at the rate of his then current base salary for the remainder of the term. The Agreement will be amended to reflect the change in Mr. Secor’s position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 17, 2008	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer